Exhibit 99.1

Press Release

Titan Opens Major Office Complex in Reston, Virginia

WASHINGTON, D.C. – September 14, 2004 –The Titan Corporation (NYSE:TTN), a leading national security solutions provider, officially will open its new 280,000 square-foot office complex in Reston Town Center tomorrow. The 16-story facility located at Two Freedom Square is designed to accommodate over 1,000 employees.

“When Titan was founded in 1981, we had a handful of people working from an office in Tysons Corner, Virginia. Today in just the Greater Washington area, we have several facilities and nearly 3,000 employees,” said Gene Ray, Titan’s chairman, president and CEO. “This newest Reston Center facility will help us accommodate our continued growth and expanding work force, whose outstanding performance has propelled our success.”

An award-winning building leased through Boston Properties Inc., Titan’s newest facility will serve as the company’s Washington-area headquarters for five of its eight business sectors that provide technology and systems to the Department of Defense, the Department of Homeland Security, the intelligence community and other government agencies.

“During the first six months of this year, we hired 1,800 people across the company, and we are currently looking for another 900,” said Larry Delaney, Titan’s executive vice president for operations. “That’s a reflection of the company’s significant organic revenue growth, which increased 26 percent in 2003. This revenue growth has continued in 2004, with a 20 percent increase in the first six months as compared to the same period last year. Our magnificent new facility in Fairfax County—and the business, technology, and quality of life center that Fairfax County has embraced—will greatly aid us as we recruit, grow, and meet the needs of our employees and customers.”

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers.  As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of approximately $2 billion. According to Washington Technology Magazine’s 2003 rankings, Titan is the government’s ninth largest federal prime contractor for information technology (IT) and services, as well as the sixth largest IT prime contract provider to the Department of Defense.

##

Media Contact: Wil Williams, Vice President Corporate Communications (858) 552-9724 or wwilliams@titan.com

Investor Relations Contact:  The Berlin Group, Inc. (858) 552-9400 or invest@titan.com

If you would like to receive press releases via electronic mail, please contact: invest@titan.com

For more information on The Titan Corporation, please visit our website at: www.titan.com or visit Titan’s investor page at: www.titan.com/investor

3033 Science Park Road • San Diego, California 92121

(858) 552-9500